EXHIBIT 99.1

NGL Energy Partners LP Announces First Quarter Fiscal 2020 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--August 8, 2019--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported net income for the quarter ended June 30, 2019 of $8.0 million, compared to a net loss of $169.3 million for the quarter ended June 30, 2018.

Highlights include:

•
Adjusted EBITDA for the first quarter of Fiscal 2020 was $86.8 million, which includes an $11.2 million loss related to our Refined Products and Renewables segment for the period, compared to $80.3 million for the first quarter of Fiscal 2019

•
Announced the sale of a significant portion of the Partnership’s Refined Products business for approximately $300 million, including equity consideration, inventory and net working capital, based on June 30, 2019 values and subject to actual values at closing

•	Closed the acquisition of the assets of Mesquite Disposals Unlimited, LLC (“Mesquite”) on July 2, 2019

•
Issued 1,800,000 of 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units for net proceeds of $42.6 million and $450 million of 7.500% Senior Notes Due 2026 for net proceeds of $442.1 million

•	Redeemed all $240 million of Class A Preferred Units at a total cost of $265.1 million plus accrued and unpaid distributions

•
Growth capital expenditures, including acquisitions and other investments, totaled approximately $214.7 million during the first fiscal quarter of Fiscal 2020, of which approximately $197.9 million related to investments in the Partnership’s Water Solutions segment

•	Fiscal 2020 Adjusted EBITDA guidance target of $600 million remains unchanged

“With our accomplishments over the past several months, we continue to significantly improve the stability of cash flows and focus on our three core businesses,” stated Mike Krimbill, NGL’s CEO.  “Each of those core operating units is performing at or above our expectations while experiencing significant growth in our Water Solutions and Liquids platforms, as evidenced by our recent Mesquite disposal system and DCP terminal acquisitions.  With the Refined Products transaction we announced this morning, we will reduce indebtedness and the volatility of our earnings.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	June 30, 2019		June 30, 2018
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$33,802	$52,074	$(99,738)	$30,441
Liquids	8,484	12,413	2,623	10,841
Water Solutions	13,689	41,089	969	38,597
Refined Products and Renewables	5,920	(11,235)	29,022	3,763
Corporate and Other	(15,342)	(7,581)	(17,430)	(8,880)
Discontinued Operations	—	—	—	5,552
Total	$46,553	$86,760	$(84,554)	$80,314

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $52.1 million during the quarter ended June 30, 2019, compared to $30.4 million during the quarter ended June 30, 2018. Results for the first quarter of Fiscal 2020 improved compared to the same quarter in Fiscal 2019 due to increased volumes on Grand Mesa Pipeline and improved marketing margins. Financial volumes on Grand Mesa Pipeline averaged approximately 133,000 barrels per day during the quarter ended June 30, 2019, compared to approximately 112,000 barrels per day in the prior year quarter.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $12.4 million during the quarter ended June 30, 2019, compared to $10.8 million during the quarter ended June 30, 2018. This increase was driven by increased volumes and product margins, which were partially offset by lower commodity prices. The increase in overall volumes and margin is primarily attributable to our business development efforts and the March 2019 acquisition of terminals in the northeast from DCP Midstream, LP.

Total product margin per gallon was $0.047 for the quarter ended June 30, 2019, compared to $0.031 for the quarter ended June 30, 2018. This increase was primarily the result of increased butane product margins due to increased volumes and margins on volumes sold into the export market through the newly acquired Chesapeake terminal, which were partially offset by decreasing propane prices over the quarter.

Propane volumes increased by approximately 11.5 million gallons, or 4.9%, during the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018. Butane volumes increased by approximately 29.5 million gallons, or 26.1%, during the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018. Other Liquids volumes increased by approximately 2.3 million gallons, or 1.9%, during the quarter ended June 30, 2019 compared to the same period in the prior year.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $41.1 million during the quarter ended June 30, 2019, compared to $38.6 million during the quarter ended June 30, 2018. The Partnership processed approximately 849,000 barrels of wastewater per day during the quarter ended June 30, 2019, a 7.7% decrease when compared to approximately 920,000 barrels of wastewater per day during the quarter ended June 30, 2018. The decrease in volumes is due to the sale of our Bakken and South Pecos water disposal businesses during the fiscal year ended March 31, 2019, which was partially offset by wastewater processed at facilities acquired from acquisitions and newly developed facilities. On July 2, 2019, we closed the acquisition of the assets of Mesquite, which are expected to generate $110.0 million - $120.0 million of Adjusted EBITDA over the next year.

Revenues from recovered hydrocarbons, including the impact from skim oil hedges, totaled $17.4 million for the quarter ended June 30, 2019, an increase of $10.8 million from the prior year period. Skim oil volumes were lower primarily as a result of the sale of our Bakken and South Pecos water disposal businesses.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $(11.2) million during the quarter ended June 30, 2019, compared to $3.8 million during the quarter ended June 30, 2018. The results for the quarter ended June 30, 2019 were negatively impacted by lower inventory valuations resulting from lower Gulf Coast gasoline and diesel prices. The segment was also impacted by negative ethanol margins as a result of volatility in ethanol prices during the period.

Refined product barrels sold during the quarter ended June 30, 2019 totaled approximately 68.2 million barrels, an increase of approximately 15.7 million barrels compared to the same period in the prior year due to an increase in bulk sales volumes. Renewables barrels sold during the quarter ended June 30, 2019 totaled approximately 0.8 million, which was slightly lower than the same period in the prior year.

The Partnership announced a sale of a portion of this operating segment for approximately $300 million, which is expected to close by September 30, 2019. Based on this transaction and the results to date, the Partnership is adjusting its Fiscal 2020 Adjusted EBITDA range for this segment to $15 million to $30 million.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(7.6) million during the quarter ended June 30, 2019, compared to $(8.9) million during the quarter ended June 30, 2018. The reduction in costs was due primarily to legal costs related to certain litigation matters that were resolved or litigated in Fiscal 2019.

Capitalization and Liquidity

Total debt outstanding, excluding working capital borrowings, was $1.693 billion at June 30, 2019 compared to $1.265 billion at March 31, 2019, an increase of $427.8 million which primarily relates to the redemption of the Class A Preferred Units and growth capital expenditures during the period. The Partnership’s Leverage Ratio (as defined in our Credit Agreement) was approximately 3.47x at June 30, 2019. On April 2, 2019, the Partnership issued 1,800,000 of 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units for net proceeds of $42.6 million and issued $450 million of 7.500% Senior Notes Due 2026 for net proceeds of $442.1 million. Net proceeds from the issuances were used to repay indebtedness under the Partnership’s revolving credit facility, a portion of which was re-borrowed to redeem all $240 million of the Class A Preferred Units at a total cost of $265.1 million, plus accrued and unpaid distributions.

Working capital borrowings totaled $895.0 million at June 30, 2019 compared to $896.0 million at March 31, 2019, a decrease of $1.0 million. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $495.7 million as of June 30, 2019.

First Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 10:00 am Central Time on Thursday, August 8, 2019. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 1596898. An archived audio replay of the conference call will be available for 7 days beginning at 10:00 am Central Time on August 9, 2019, which can be accessed by dialing (855) 859-2056 and providing access code 1596898.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), income (loss) from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	June 30, 2019	March 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,501	$18,572
Accounts receivable-trade, net of allowance for doubtful accounts of $4,653 and $4,366, respectively	911,982	1,162,919
Accounts receivable-affiliates	11,507	12,867
Inventories	519,603	463,143
Prepaid expenses and other current assets	178,695	155,172
Total current assets	1,649,288	1,812,673
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $442,868 and $420,362, respectively	2,015,518	1,844,493
GOODWILL	1,153,029	1,145,861
INTANGIBLE ASSETS, net of accumulated amortization of $555,307 and $524,257, respectively	931,709	938,335
INVESTMENTS IN UNCONSOLIDATED ENTITIES	1,585	1,127
OPERATING LEASE RIGHT-OF-USE ASSETS	518,035	—
OTHER NONCURRENT ASSETS	125,741	160,004
Total assets	$6,394,905	$5,902,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$814,141	$964,665
Accounts payable-affiliates	23,071	28,469
Accrued expenses and other payables	214,243	248,450
Advance payments received from customers	28,313	8,921
Current maturities of long-term debt	649	648
Operating lease obligations	77,021	—
Total current liabilities	1,157,438	1,251,153
LONG-TERM DEBT, net of debt issuance costs of $19,025 and $12,008, respectively, and current maturities	2,586,954	2,160,133
OPERATING LEASE OBLIGATIONS	439,083	—
OTHER NONCURRENT LIABILITIES	61,165	63,575

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 0 and 19,942,169 preferred units issued and outstanding, respectively	—	149,814

EQUITY:
General partner, representing a 0.1% interest, 126,093 and 124,633 notional units, respectively	(50,773)	(50,603)
Limited partners, representing a 99.9% interest, 125,966,868 and 124,508,497 common units issued and outstanding, respectively	1,897,407	2,067,197
Class B preferred limited partners, 8,400,000 and 8,400,000 preferred units issued and outstanding, respectively	202,731	202,731
Class C preferred limited partners, 1,800,000 and 0 preferred units issued and outstanding, respectively	42,638	—
Accumulated other comprehensive loss	(218)	(255)
Noncontrolling interests	58,480	58,748
Total equity	2,150,265	2,277,818
Total liabilities and equity	$6,394,905	$5,902,493

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended June 30,
	2019	2018
REVENUES:
Crude Oil Logistics	$716,160	$783,830
Water Solutions	71,783	76,145
Liquids	347,647	459,897
Refined Products and Renewables	5,502,046	4,524,407
Other	255	155
Total Revenues	6,637,891	5,844,434
COST OF SALES:
Crude Oil Logistics	649,240	748,245
Water Solutions	(2,807)	14,269
Liquids	317,352	440,515
Refined Products and Renewables	5,489,217	4,492,858
Other	465	269
Total Cost of Sales	6,453,467	5,696,156
OPERATING COSTS AND EXPENSES:
Operating	64,267	56,262
General and administrative	20,363	22,390
Depreciation and amortization	54,208	52,045
(Gain) loss on disposal or impairment of assets, net	(967)	101,335
Revaluation of liabilities	—	800
Operating Income (Loss)	46,553	(84,554)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	8	219
Interest expense	(39,908)	(46,268)
Loss on early extinguishment of liabilities, net	—	(137)
Other income (expense), net	1,075	(33,742)
Income (Loss) From Continuing Operations Before Income Taxes	7,728	(164,482)
INCOME TAX BENEFIT (EXPENSE)	311	(651)
Income (Loss) From Continuing Operations	8,039	(165,133)
Loss From Discontinued Operations, net of Tax	—	(4,156)
Net Income (Loss)	8,039	(169,289)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	268	345
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	—	398
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$8,307	$(168,546)
NET LOSS FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(121,068)	$(184,794)
NET LOSS FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$—	$(3,754)
NET LOSS ALLOCATED TO COMMON UNITHOLDERS	$(121,068)	$(188,548)
BASIC LOSS PER COMMON UNIT
Loss From Continuing Operations	$(0.96)	$(1.52)
Loss From Discontinued Operations, net of Tax	—	(0.03)
Net Loss	$(0.96)	$(1.55)
DILUTED LOSS PER COMMON UNIT
Loss From Continuing Operations	$(0.96)	$(1.52)
Loss From Discontinued Operations, net of Tax	—	(0.03)
Net Loss	$(0.96)	$(1.55)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	125,886,738	121,544,421
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	125,886,738	121,544,421

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended June 30,
	2019	2018
	(in thousands)
Net income (loss)	$8,039	$(169,289)
Less: Net loss attributable to noncontrolling interests	268	345
Less: Net loss attributable to redeemable noncontrolling interests	—	398
Net income (loss) attributable to NGL Energy Partners LP	8,307	(168,546)
Interest expense	39,910	46,412
Income tax (benefit) expense	(311)	651
Depreciation and amortization	54,844	61,575
EBITDA	102,750	(59,908)
Net unrealized (gains) losses on derivatives	(3,474)	18,953
Inventory valuation adjustment (1)	(19,746)	(24,602)
Lower of cost or market adjustments	(918)	(413)
(Gain) loss on disposal or impairment of assets, net	(967)	101,343
Loss on early extinguishment of liabilities, net	—	137
Equity-based compensation expense (2)	3,701	5,511
Acquisition expense (3)	2,091	1,252
Revaluation of liabilities (4)	—	800
Gavilon legal matter settlement (5)	—	35,000
Other (6)	3,323	2,241
Adjusted EBITDA	86,760	80,314
Less: Cash interest expense (7)	37,775	43,840
Less: Income tax (benefit) expense	(311)	651
Less: Maintenance capital expenditures	16,929	12,390
Distributable Cash Flow	$32,367	$23,433

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including amounts accrued related to the LCT Capital, LLC legal matter (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amount for the three months ended June 30, 2019 represents non-cash operating expenses related to our Grand Mesa Pipeline, unrealized losses on marketable securities and accretion expense for asset retirement obligations. Amount for the three months ended June 30, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline, certain expenses related to discontinued operations, unrealized loss on marketable securities and accretion expense for asset retirement obligations.

(7)	Amounts represent interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended June 30, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$33,802	$13,689	$8,484	$5,920	$(15,342)	$46,553
Depreciation and amortization	17,585	28,071	7,229	580	743	54,208
Amortization recorded to cost of sales	—	—	23	1,348	—	1,371
Net unrealized gains on derivatives	(1,858)	(167)	(1,449)	—	—	(3,474)
Inventory valuation adjustment	—	—	—	(19,746)	—	(19,746)
Lower of cost or market adjustments	—	—	(1,508)	590	—	(918)
(Gain) loss on disposal or impairment of assets, net	(616)	(589)	(3)	—	241	(967)
Equity-based compensation expense	—	—	—	—	3,701	3,701
Acquisition expense	—	20	—	—	2,071	2,091
Other (expense) income, net	(4)	—	12	73	994	1,075
Adjusted EBITDA attributable to unconsolidated entities	—	—	4	—	11	15
Adjusted EBITDA attributable to noncontrolling interest	—	(75)	(397)	—	—	(472)
Other	3,165	140	18	—	—	3,323
Adjusted EBITDA	$52,074	$41,089	$12,413	$(11,235)	$(7,581)	$86,760

	Three Months Ended June 30, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(99,738)	$969	$2,623	$29,022	$(17,430)	$—	$(84,554)
Depreciation and amortization	19,229	25,309	6,468	321	718	—	52,045
Amortization recorded to cost of sales	80	—	37	1,348	—	—	1,465
Net unrealized losses on derivatives	7,412	9,110	2,337	—	—	—	18,859
Inventory valuation adjustment	—	—	—	(24,602)	—	—	(24,602)
Lower of cost or market adjustments	—	—	(504)	91	—	—	(413)
Loss (gain) on disposal or impairment of assets, net	101,894	2,475	(10)	(3,026)	2	—	101,335
Equity-based compensation expense	—	—	—	—	5,511	—	5,511
Acquisition expense	—	—	160	—	1,136	—	1,296
Other income (expense), net	14	—	35	(17)	(33,774)	—	(33,742)
Adjusted EBITDA attributable to unconsolidated entities	—	(54)	—	476	(43)	—	379
Adjusted EBITDA attributable to noncontrolling interest	—	(112)	(322)	—	—	—	(434)
Revaluation of liabilities	—	800	—	—	—	—	800
Gavilon legal matter settlement	—	—	—	—	35,000	—	35,000
Other	1,550	100	17	150	—	—	1,817
Discontinued operations	—	—	—	—	—	5,552	5,552
Adjusted EBITDA	$30,441	$38,597	$10,841	$3,763	$(8,880)	$5,552	$80,314

OPERATIONAL DATA
(Unaudited)

	Three Months Ended
	June 30,
	2019	2018
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	11,291	11,225
Crude oil transported on owned pipelines (barrels)	11,789	9,987
Crude oil storage capacity - owned and leased (barrels) (1)	5,232	6,371
Crude oil inventory (barrels) (1)	1,125	1,164

Water Solutions:
Wastewater processed (barrels per day)
Permian Basin	399,629	421,535
Eagle Ford Basin	267,244	279,184
DJ Basin	169,620	136,115
Other Basins	12,394	83,038
Total	848,887	919,872
Solids processed (barrels per day)	5,442	5,899
Skim oil sold (barrels per day)	2,860	3,615

Liquids:
Propane sold (gallons)	245,267	233,786
Butane sold (gallons)	142,479	113,025
Other products sold (gallons)	119,258	116,985
Liquids storage capacity - owned and leased (gallons) (1)	397,343	438,968
Propane inventory (gallons) (1)	76,012	62,816
Butane inventory (gallons) (1)	53,219	54,577
Other products inventory (gallons) (1)	8,363	6,357

Refined Products and Renewables:
Gasoline sold (barrels)	54,400	40,738
Diesel sold (barrels)	13,837	11,777
Ethanol sold (barrels)	679	544
Biodiesel sold (barrels)	163	328
Refined Products and Renewables storage capacity - leased (barrels) (1)	9,845	9,523
Gasoline inventory (barrels) (1)	2,383	3,323
Diesel inventory (barrels) (1)	1,857	965
Ethanol inventory (barrels) (1)	1,796	714
Biodiesel inventory (barrels) (1)	224	165

(1)	Information is presented as of June 30, 2019 and June 30, 2018, respectively.